Exhibit 99.1


                            JOINT FILER INFORMATION

Name:

The Lightyear Fund, L.P.
The Lightyear Co-Invest Partnership, L.P.
Lightyear PBI Holdings, LLC
Lightyear Fund GP, LLC
Marron & Associates, LLC
Donald B. Marron


Address:

51 West 52nd Street, 23rd Floor
New York, NY  10019


Designated Filer:

The Lightyear Fund, L.P.


Issuer and Ticker Symbol:

Private Business, Inc. (PBIZ)


Date of Event Requiring Statement:

January 20, 2004


         The shares of Series A Preferred Stock of the Issuer (the "Series A Preferred Stock") and the Warrants to purchase Shares of Common Stock of the Issuer (the "Warrants", together with the Series A Preferred Stock, the "Reported Securities") reported on this Form 3 are held of record by Lightyear PBI Holdings, LLC ("Holdings"). As the manager of Holdings, Mr. Bruce Rubin may be deemed to be the beneficial owner of such Reported Securities. As the members of Holdings, The Lightyear Fund, L.P. ("The Lightyear Fund") and The Lightyear Co-Invest Partnership, L.P. ("Co-Invest") may also be deemed to be the beneficial owners of such Reported Securities. As the sole general partner of both The Lightyear Fund and Co-Invest, Lightyear Fund GP, LLC ("Lightyear Fund GP") may also be deemed to be the beneficial owner of such Reported Securities. As the sole member of Lightyear Fund GP, Marron & Associates, LLC ("Marron & Associates") may also be deemed to be the beneficial owner of such Reported Securities. As the sole member of Marron & Associates, Mr. Donald B. Marron may also be deemed to be the beneficial owner of such Reported Securities.

         Each of Messrs. Rubin and Marron may be deemed to share beneficial ownership of the Reportable Securities, but disclaims beneficial ownership of such securities, except to the extent of any pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the individual Reporting Persons or Mr. Rubin are the beneficial owners of all such Reported Securities covered by this statement. Each of the Reporting Persons listed above hereby designates The Lightyear Fund, L.P. as its designated filer of Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.


By:   /s/ Bruce Rubin
     -----------------
     Bruce Rubin,
     Attorney-in-Fact for the Reporting Persons
     and Manager of Holdings